SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                            TELEPHONE: (212) 574-1200
                            FACSIMILE: (212) 480-8421
                                 WWW.SEWKIS.COM

                                                                 Exhibit (12)

                                                                 March 3, 2009

AllianceBernstein Municipal Income Fund, Inc.--
California Portfolio
1345 Avenue of the Americas
New York, New York 10105

AllianceBernstein Municipal Income Fund, Inc.--
California Portfolio II
1345 Avenue of the Americas
New York, New York 10105

          Re: Acquisition of the Assets and Assumption of the Liabilities of AllianceBernstein Municipal Income Fund, Inc.--California Portfolio II by AllianceBernstein Municipal Income Fund, Inc.--California Portfolio
               -------------------------------------------------------

Ladies and Gentlemen:

                                I. Introduction

     We have acted as counsel to AllianceBernstein Municipal Income Fund, Inc.--California Portfolio ("Acquirer") and AllianceBernstein Municipal Income Fund, Inc.--California Portfolio II (formerly known as AllianceBernstein Municipal Income Fund, Inc.--Insured California Portfolio) ("Target"), each of which is a series of AllianceBernstein Municipal Income Fund, Inc., a Maryland corporation, in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among Acquirer and Target, dated as of September 25, 2008 (the "Plan"). Pursuant to Section 5(b) of the Plan, Acquirer and Target have requested our opinion as to certain of the United States federal income tax consequences to Acquirer, Target and the stockholders of Target (the "Target Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts

     Each of Target and Acquirer is registered as a series of AllianceBernstein Municipal Income Fund, Inc., an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

     The Plan and the Acquisition have been approved by the Board of Directors of Target and the Board of Directors of Acquirer. The terms and conditions of the Acquisition are set forth in the Plan.

     Pursuant to the Plan, Target will transfer all of its Assets to Acquirer in exchange for shares (including fractional shares) of Acquirer ("Acquirer Shares") and the assumption by Acquirer of all the Liabilities of Target existing on or after the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Target will liquidate and distribute all of the Acquirer Shares that it received in connection with the Acquisition to those then former Target Stockholders in exchange for all of the then outstanding shares of Target ("Target Shares"). Upon completion of the Acquisition, each such former Target Stockholder will be the owner of full and fractional Acquirer Shares equal in net asset value as of the Closing Date to the net asset value of the Target Shares such Target Stockholder held prior to the Acquisition. Pursuant to the Plan, Target will bear any expenses incurred in connection with the Acquisition.

     The stated investment objective of each of Acquirer and Target is to seek high current income exempt from regular federal income tax and California income tax without assuming undue risk. To achieve this objective, Target and Acquirer each invest at least 80 percent of their respective assets in investment grade municipal securities paying interest that is exempt from regular federal income tax and California income tax. Target is non-diversified (for purposes of the Act) and at least 80 percent of its assets is invested in municipal bonds paying interest which is exempt from the federal Alternative Minimum Tax (the "AMT").(1) Acquirer is diversified (for purposes of the Act) and invests at least 80 percent of its net assets in municipal securities. According to the Form N-SAR filed by Acquirer with the United States Securities and Exchange Commission (the "SEC") on July 7, 2008, for the six-month period ended April 30, 2008, Acquirer had 100 percent of its net assets invested in municipal debt obligations and over 94 percent of its net assets invested in California municipal debt obligations. According to the Form N-SAR filed by Target with the SEC on July 7, 2008, for the six-month period ended April 30, 2008, Target had over 98 percent of its net assets invested in municipal debt obligations and over 94 percent of its net assets invested in California municipal debt obligations. The remainder of Target's net assets were invested in interest rate swaps.

----------------------
(1) Prior to December 1, 2008, at least 80 percent of Target's assets were required to be invested in insured municipal securities. Effective December 1, 2008, Target's Board of Directors eliminated this requirement. In connection with this change, Target's name was changed from "Insured California Portfolio" to "California Portfolio II." This change was made because the Adviser (as hereinafter defined) advised the Board of Directors of Target that it believed that, as a result of declines in the credit quality and associated downgrades of most bond insurers, insurance has less value than it did in the past. Previously, insured municipal securities typically received higher credit ratings and the issuer paid a lower interest rate. The market now values insured municipal securities primarily based on the credit quality of the issuer of the security with little value given to the insurance feature. In addition, the supply of insured municipal securities has declined leading to reduced availability of these securities. The Adviser believed that it could better evaluate the risk and return characteristics of municipal securities through its own research and provide investors and shareholders with a greater opportunity for higher risk-adjusted returns than those available from a portfolio primarily invested in insured municipal securities.

     In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Target relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Target and Acquirer:

     (1) The Plan has been duly approved by the Target Stockholders.

     (2) Each of Target and Acquirer: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

     (3) AllianceBernstein L.P. (the "Adviser"), the investment adviser to each of Target and Acquirer, will operate the business of Target in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Target will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner.

     (4) Following the Acquisition, Acquirer (a) has no plan or intention to sell or otherwise dispose of any of the assets acquired from Target, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

     (5) The Target Stockholders will receive no consideration pursuant to the Acquisition other than Acquirer Shares.

     (6) The Target Stockholders will pay any expenses incurred by them in connection with the Acquisition.

     (7) The liabilities of Target to be assumed by Acquirer in the Acquisition have been incurred in the ordinary course of business of Target or incurred by Target solely and directly in connection with the Acquisition.

     (8) During the five-year period ending at the Effective Time, (a) neither Target nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquirer Shares or Target Shares, except for Target Shares redeemed in the ordinary course of Target's business as an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

     (9) Acquirer has no plan or intention to issue additional Acquirer Shares following the Acquisition except for Acquirer Shares issued in the ordinary course of its business as an open-end investment company. Neither Acquirer nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquirer Shares issued to the Target Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

     (10) During the five-year period ending at the Effective Time, neither Acquirer nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Target Shares with consideration other than Acquirer Shares.

     (11) Without limiting the effect of paragraphs 8, 9 and 10 above, the aggregate value of the acquisitions, redemptions and distributions described referenced in such paragraphs will not exceed fifty percent (50%) of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of the aggregate value of all of the equity securities issued by Target at the Effective Time.

     (12) (a) There is no plan or intention of the Target Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Target Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Target or Acquirer or (ii) any portion of the Acquirer Shares they receive in the Acquisition to any person "related" (within such meaning) to Acquirer.

          (b) It is not anticipated that dispositions of those Acquirer Shares at the time of, or immediately after, the Acquisition will exceed the usual rate and frequency of dispositions of Target Shares as an open-end investment company.

          (c) It is expected that the percentage of Target Shares, if any, that will be disposed of as a result of, or at the time of, the Acquisition will be de minimis and that there will be no extraordinary redemptions of Target Shares immediately following the Acquisition.

     (13) The fair market value of the Assets of Target transferred to Acquirer will equal or exceed the sum of (a) the amount of Liabilities of Target assumed by Acquirer, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

     (14) There are no pending or threatened claims or assessments that have been asserted by or against Target, other than any disclosed and reflected in the net asset value of Target.

     (15) There are no unasserted claims or assessments against Target that are probable of assertion.

     (16) There is no plan or intention for Acquirer to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

     (17) At no time during the five-year period ending at the Effective Time, has the Acquirer directly or indirectly owned any Target Shares.

     (18) The fair market value of the Acquirer Shares each Target Stockholder receives in connection with the Acquisition will be approximately equal to the fair market value of the Target Shares it surrenders in exchange therefor.

     (19) Pursuant to the Acquisition, Target will transfer to Acquirer, and Acquirer will acquire, at least ninety percent (90%) of the fair market value of the net assets, and at least seventy percent (70%) of the fair market value of the gross assets, that Target held immediately before the Acquisition. For purposes of the foregoing, any amounts Target uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Acquisition.

     (20) There is no intercompany indebtedness between Acquirer and Target that was issued or acquired, or will be settled, at a discount.

     (21) The sum of (a) the expenses incurred by Target pursuant to the Plan and (b) the Liabilities of Target to be assumed by Acquirer in the Acquisition will not exceed twenty percent (20%) of the fair market value of the assets of Target transferred to Acquirer pursuant to the Acquisition.

                               III. Relevant Law

     A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(2) Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of a corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(3)

----------------
(2) Code ss. 361.
(3) Code ss. 354.

     In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

     Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

     The Acquisition will be a transfer of substantially all of the Assets of Target to Acquirer, each of which is a corporation, in exchange solely for Acquirer Shares, which will then be distributed to the stockholders of Target pursuant to the liquidation of Target. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

     Since each of Target and Acquirer is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

     In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest ("COI") requirement, and the continuity of business enterprise ("COBE") requirement. (4)

     In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(5) This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation..."(6) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(7)

-----------
(4) Treas. Reg. ss. 1.368-1(b).
(5) Treas. Reg. ss. 1.368-1(e)(1)(i).
(6) Id.
(7) Treas. Reg. ss. 1.368-1(e)(3).

     Based upon the representations made above with respect to acquisitions of Target Shares by persons "related" to Acquirer, each Target Stockholder will receive solely Acquirer Shares. Therefore, the Acquisition will satisfy the COI requirement.

     In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business.(8) Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(9)

     In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(10)

----------------
(8) We do not believe that the change in Target's investment strategy discussed in note 1, supra., gives rise to a new historic business since Target continued to invest in California municipal obligations.

(9) Treas. Reg. ss. 1.368-1(d)(1)-(3).

(10) Rev. Rul. 87-76, 1987-2 C.B. 84.

     Target and Acquirer are each historically engaged in the business of investing in municipal debt obligations. As of the most recent Form N-SAR filed by each of Target and Acquirer with the SEC, each of these entities had invested over 98 percent of their respective assets in municipal debt obligations and over 95 percent of their respective assets invested in California municipal debt obligations. In addition, each of Target and Acquirer pursue a strategy that focuses on generating high current income exempt from regular federal income tax and California income tax. Although Target pursues a strategy that at least 80 percent of its net assets must invested in municipal securities generating income which is exempt from the federal AMT, only approximately 12 percent of Acquirer's assets were invested in municipal securities generating income subject to the AMT as of December 31, 2007.

     Based upon the above, we believe that Target and Acquirer are engaged in the same historic business of investing in California municipal debt obligations and Acquirer will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since Acquirer has no plan or intention to sell or otherwise dispose of any of the assets acquired from Target, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Acquirer will use the assets acquired from Target in its historic business so that Acquirer will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions

     Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

     (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Acquirer and Target will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) Each Target Stockholder will recognize no gain or loss on such stockholder's receipt of Acquirer Shares (including any fractional Acquirer Share to which the stockholder may be entitled) in exchange for the stockholder's Target Shares in connection with the Acquisition.

     (3) Neither Target nor Acquirer will recognize any gain or loss upon the transfer by Target of all of its Assets to Acquirer solely in exchange for Acquirer Shares and the assumption by Acquirer of the Liabilities pursuant to the Plan or upon the distribution of Acquirer Shares to Target Stockholders in exchange for their respective Target Fund Shares.

     (4) The holding period and tax basis of the Assets acquired by Acquirer will be the same as the holding period and tax basis that Target had in the Assets immediately prior to the Acquisition.

     (5) The aggregate tax basis of Acquirer Shares received in connection with the Acquisition by each Target Stockholder (including any fractional Acquirer Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the Target Shares surrendered in exchange therefore.

     (6) The holding period of Acquirer Shares received in connection with the Acquisition by each Target Stockholder (including any fractional Acquirer Share to which the stockholder may be entitled) will include the holding period of the Target Shares surrendered in exchange therefor, provided that such Target Shares constitute capital assets in the hands of the stockholder as of the Closing Date.

     (7) Acquirer will succeed to the capital loss carryovers of Target, if any, under Section 381 of the Code, but the use by Acquirer of any such capital loss carryovers (and of any capital loss carryovers of Acquirer) may be subject to limitation under Section 383 of the Code.

     Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                               Very truly yours,

                                               /s/ Seward & Kissel LLP